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                                                                   EXHIBIT 10(v)



November 3, 1994



Radio SunGroup of Texas, Inc.
c/o SunGroup, Inc.
9102 N. Meridian, Suite 545
Indianapolis, IN 46260

Dear Sirs:

     The purpose of this letter is to set forth the Agreement between Service Broadcasting Corporation ("Service") and Radio SunGroup of Texas, Inc. ("SunGroup") regarding the modification of facilities of radio station KSTV(FM), Decatur, Texas ("KSTV"), and KYKX(FM), Longview, Texas ("KYKX").

     1. Service shall enter into an agreement, substantially in the form of the attachment, with KVVP-FM ("KVVP") which contemplates the relocation of KVVP-FM, Leesburg, LA. Once accomplished, this relocation will enable SunGroup to relocate KYKX to the site described more fully in (3) below.

     2. Service will prepare for filing, and SunGroup will promptly file, an application on FCC Form 302 to modify the licenses of KYKX to that of a station authorized by and subject to section 73.215 of the Commission's rules. This step provides contour protection to the present licensed facility. Upon filing the 302, Service Broadcasting will pay $10,000 into an escrow account for SunGroup to draw on for its expenses in conjunction with this project.

     3. Service, in concert with SunGroup, will find and obtain an option to purchase a parcel of land on which to construct a new tower for KYKX approximately 2.1 miles East of the current KYKX-FM transmitter site, and will file an FAA Form 7460-I, Notice of Proposed Construction, with the FAA field Office in Forth Worth, Texas. Service will reimburse SunGroup for any costs associated with delivering required three-phase Delta power and any other required power to the site. The site selected shall be so located that SunGroup's monthly power charges will not escalate unduly because of minimum usage requirements.

     4. As soon as possible following grant of the 302 application described in (2) above, Service will prepare for filing an application on FCC Form 301 to construct a new tower for KYKX on the new site, and SunGroup will file such application. The filing of this application may have to be deferred pending FCC action on the application proposing relocation of KVVP, or the licensing thereof.

     5. Service will agree to reimburse SunGroup for the filing fees as each of Item 2, 3 and 4 are placed on file with the FCC and the FAA. Service will also reimburse SunGroup for all legal and engineering fees associated with this project.

     6.   Following (i) grant of the 301 application described in (4) above;
          (ii) grant of the 301 and

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          314 application described in (8) below; and (iii) the acquisition of
          KSTV by Service, SunGroup will receive the following:

          a. Service will complete the purchase of the tower site property and present SunGroup with a fee simple title free and clear of any liens or encumbrances except for liens for real estate taxes not yet due and payable, and existing easements or restrictions of record.

          b. Service, in concert with SunGroup, will have Rick Estes of ESCO Communications design, manufacture and erect a tower on the property of 60" cross-sectional dimension over the uniform height of the tower, delivered free and clear to SunGroup upon completion. Said tower shall be of sufficient height above ground level to provide for a center of radiation for the antenna of not less than 1200 feet above average terrain.

          c. Service, in concert with SunGroup, will have a building designed and constructed to meet the needs of the transmitter and associated equipment, constructed as a concrete slab, block walls, and reinforced roof capable of stopping ice penetration.

          d. Service will provide for the construction of an all weather access road being of crushed stone over a prepared earthen surface from the nearest public access road to the building site.

          e. Service will purchase and have installed on the new tower an ERI Model G5CPS-10AC-3 Antenna and four (4") inch transmission line, bonded to the tower. Service will have SunGroup's old KYKX antenna moved and installed as a backup on the new tower.

          f. Service will purchase and install a new 70 KW generator with automatic transfer switch in a building constructed to SunGroup's specification by Service adjacent to the new transmitter building.

          g. Service will purchase and install a studio-transmitter link system and the remote pick-up system coaxial lines and antennas for use by KYKX. During the move, Service will provide as a temporary service a compatible STL receiver for use at the new site during the move.

          h. Service will negotiate a satisfactory termination of the present KYKX tower lease agreement.

     7. Upon completion of the necessary construction of the new KYKX facilities, Service will prepare for filing, and SunGroup will promptly file, an application for license to cover construction permit on FCC Form 302.

     8. Upon grant of the 302 application described in (2) above, Service will cause to be filed an amendment to the pending Form 301 application for KSTV to specify a Class C1 Station and an 1800' tower at the proposed new KSTV tower site with power equal to the maximum permitted for a C1 Station; and will also file (unless previously filed) an application on FCC Form 314 for consent to Service's purchase of KSTV conditioned on

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          grant of the 302 application specified in this paragraph (8).

     9. Upon filing of the 302 application described in (7) above, Service would cause to be filed an amendment to the KSTV application asking for Class C status and to increase KSTV's power to the maximum permitted for a Class C station.

     10. Service and SunGroup would both use reasonable efforts to support the prompt grant of all applications and amendments described above.

     11. Upon filing of the application for the new license of KYKX, described in (7) above, Service will pay SunGroup a $200,000 fee, and will pay William R. Rice Co. a fee of $20,000 for negotiating this agreement. Further, Service will reimburse SunGroup for the final 302 filing fees.

     12. At no time will Service express or imply any warranties on the equipment, tower and property other than those expressed by the manufacturer of said equipment. Upon completion, SunGroup will be responsible for the maintenance and operation of the equipment.

     This letter constitutes a binding agreement and supersedes the letter of intent dated September 14, 1994 between Service and SunGroup with respect to KSTV and KYKX.

     If the foregoing is in accordance with your understanding of the agreement and constitutes a mutually satisfactory agreement, please so indicate by signing a copy of this letter in the place indicated and returning it to the undersigned.

                                         Sincerely,

                                         /S/ HYMEN CHILDS
                                         --------------------------------
                                         SERVICE BROADCASTING CORP.

ACCEPTED AND AGREED TO:

SUNGROUP OF TEXAS, INC.

/S/ JOHN W. BIDDINGER    NAME
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    11/03/94             DATE
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